UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 27, 2012

CHINA SHANDONG INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-147666	20-8545693
(State or other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

No. 2888 Qinghe Road

Development Zone Cao County

Shandong Province, 274400 China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (86) 530-3431658

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         Entry into a Material Definitive Agreement.

The information in Item 2.03 is incorporated in this Item 1.01 by reference.

ITEM 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Shore Balance Sheet Arrangement of a Registrant

Pursuant to a U.S.$23,000,000 Facility Agreement dated February 27, 2012 between Shandong Caopu Arts & Crafts Co. Ltd., an enterprise incorporated under the laws of the People’s Republic of China and an indirect wholly owned subsidiary of the registrant (as defined below) (the “Borrower”), Mr. Li Jinliang, the president and legal representative of the Borrower and the Chief Executive Officer, Director and controlling shareholder of China Shandong Industries, Inc., a Delaware Corporation (the “Registrant”), Tianwei International Development Corporation, an Oregon corporation and an indirect wholly owned subsidiary of the registrant (“TIDC”), Caopu Enterprise Limited, a British Virgin Islands entity and an indirect wholly owned subsidiary of the registrant (“CEL” and together with the Registrant and TIDC, collectively, the “Corporate Guarantors”), Standard Chartered Bank (Hong Kong) Limited, (the “Arranger”), as the mandated lead arranger, security agent and agent for the financial institutions listed in Schedule 1 to the Loan Agreement (the “Lenders”) (the “Arranger”), and Standard Chartered Bank (China) Limited, Qingdao Branch, as Account Bank (the “Loan Agreement”), the Lenders have agreed to loan to the Borrower up to U.S.$23,000,000 during the period commencing on February 27, 2012 and ending 90 days thereafter (approximately May 27, 2012).

The Loan will be guaranteed by Mr. Li Jinliang and the Corporate Guarantors and secured by all of the assets of the Corporate Guarantors of the capital stock of the registrant beneficially owned by Mr. Li Jinliang.

All principal amount borrowed under the Loan Agreement shall be repaid in full no later than the date (the “Termination Date”), thirty-six (36) months following the date of the first draw down of funds under the Loan Agreement (the “First Draw Down Date”) as follows: (i) 7.5% of the outstanding principal amount on each of the 6 month, 12 month, 18 month and 24 months anniversary will be subject to date of the First Draw Down Date; (ii) 15% of the outstanding principal amount on the date 30 months from the First Draw Down Date; and (iii) the remaining 55% of the outstanding principal amount on the Termination Date.

All outstanding principal amount, accrued but unpaid interest and other amounts owed, if any, under the Loan Agreement mandatory repayment upon the occurrence of certain events prior to the Termination Date including, but not limited to, if a Qualifying Initial Public Offering does not occur within 24 months following the First Draw Down Date; Caopu Enterprise Limited ceases to own at least 86% of, or otherwise control, the Registrant, Mr. Li Jinliang ceases to own at least 51% of, or does not control, the Borrower All outstanding principal amount, accrued but unpaid interest and other amounts owed, if any, under the Loan Agreement may be voluntarily prepaid by the Borrower, in whole or in part, but not less than U.S.$750,000, commencing on the date twelve (12) months after the First Draw Down Date, subject to, among other conditions, the Borrower shall also pay to the Lenders a fee equal to the product of (i) 3%; multiplied by (ii) the principal amount being prepaid; multiplied by a fraction of which (a) the numerator equals the number of days from the date the prepayment amount is paid until the Termination Date, and (b) the denominator is 360.

Subject to certain increases in the interest rate of the outstanding principal amount upon the occurrence of certain events set forth in the Loan Agreement, the interest rate of all outstanding principal amount shall be eight (8%) percent per annum, with accrued but unpaid interest being paid quarterly.

The Borrower has agreed to pay the Lender a commitment fee in US Dollars computed at the rate of 2 per cent. per annum on that Lender's Available Commitment for the Availability Period.

The Borrower, TIDC, the Registrant, and CEL have made certain representations, warranties and covenants (including, but not limited to certain financial covenants) to the Lenders and have agreed to provide certain information to the Lenders, all as provided in the Loan Agreements. The Loan Agreements also contain certain events of default for certain events related to the Borrower and certain other related entities.

As of the date of this Current Report on Form 8-K, the Borrower has borrowed from the Lenders $U.S. 23,000,000 aggregate principal amount.

The above is a summary of the Loan Agreement and certain other relevant documents and should be read in connection with the Loan Agreement and the other Exhibits attached hereto.

The foregoing descriptions of the Loan Agreement and certain other relevant documents are summaries and are qualified in their entirety by reference to the full text of such agreements, which shall be filed as exhibits to the Registrants next periodic report or an amendment to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Shandong Industries, Inc.

Date: March 2, 2012	By:	/s/ Jinliang Li
Name: Jinliang Li
Title: Chief Executive Officer